Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

IN RE THE FAIRCHILD CORPORATION SHAREHOLDER DERIVATIVE LITIGATION	) ) )	Consol. C.A. No. 871-N

NOTICE OF HEARING AND PROPOSED SETTLEMENT OF THE
FAIRCHILD CORPORATION STOCKHOLDER DERIVATIVE LITIGATION

TO:	ALL RECORD AND BENEFICIAL HOLDERS OF THE STOCK OF THE FAIRCHILD CORPORATION ON MARCH 24, 2005, INCLUDING ANY AND ALL OF THEIR RESPECTIVE SUCCESSORS IN INTEREST, PREDECESSORS IN INTEREST, REPRESENTATIVES, TRUSTEES, EXECUTORS, ADMINISTRATORS, HEIRS, ASSIGNS OR TRANSFEREES, IMMEDIATE AND REMOTE, AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER, ANY OF THEM, AND EACH OF THEM (COLLECTIVELY “CURRENT FAIRCHILD SHAREHOLDERS”).

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LITIGATION. IF YOU WERE NOT THE BENEFICIAL HOLDER, PLEASE TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL HOLDER.

1.     The purpose of the Notice is to inform you of this consolidated derivative action (the “Action”), which has been brought on behalf of The Fairchild Corporation (the “Company” or “Fairchild”), a proposed settlement of the Action, and a hearing to be held by the Delaware Court of Chancery (the “Court”). The hearing will be held in the New Castle County Courthouse, 500 N. King Street, Wilmington, Delaware, on May 18, 2005, at 10:00 a.m. (the “Settlement Hearing”) to determine whether the Court should: (i) approve the Settlement (as defined below) pursuant to the Chancery Court Rule 23.1 as fair, reasonable, adequate and in the best interests of Fairchild’s stockholders; (ii) enter an Order and Final Judgment dismissing the Action with prejudice; (iii) consider the application of Plaintiffs’ counsel for an award of attorneys’ fees and expenses; and (iv) hear other such matters as the Court may deem necessary and appropriate.

BACKGROUND OF THE ACTION

        THE DESCRIPTION OF THE ACTION AND THE SETTLEMENT THAT FOLLOWS HAS BEEN PREPARED BY COUNSEL FOR THE PARTIES. THE COURT HAS MADE NO FINDINGS WITH RESPECT TO SUCH MATTERS, AND THIS NOTICE IS NOT AN EXPRESSION OR STATEMENT BY THE COURT OF FINDINGS OF FACT.

2.     On November 18, 2004, plaintiff Frank Noto filed a stockholder derivative complaint in this Court on behalf of Fairchild, naming as defendants Jeffrey J. Steiner, the Company’s Chairman and Chief Executive Officer (“J. Steiner”), Eric I. Steiner, a director and president of the Company (“E. Steiner” and together with J. Steiner, the “Steiners”), John Flynn (the Company’s chief financial officer), Donald Miller (the Company’s general counsel), the following members of the Company’s board of directors (the “Board”): Mortimer M. Caplin (“Caplin”), Robert E. Edwards, Steven L. Gerard (“Gerard”), Harold J. Harris, Daniel Lebard (“Lebard”), John W. Podkowsky (“Podkowsky”) and Herbert S. Richey (“Richey”), and Fairchild as a nominal defendant. The Noto action subsequently was consolidated with a second action filed by Barbonel and the Noto complaint (the “Complaint”) was deemed the operative complaint in the consolidated action (the “Action”).

3.     The principal allegations of the Complaint are that (i) the Company improperly paid legal expenses on behalf of J. Steiner in connection with defense of charges against him in France involving Elf Acquitaine SA (the “French Litigation”); (ii) payments by the Company to J. Steiner, certain of his family members and certain entities in which he has interests were unjustified; (iii) the Company’s employment of certain members of J. Steiner’s family was and is inappropriate; (iv) loans made by the Company to certain officers and directors of the Company to purchase Fairchild common stock (the “Insider Loans”) are improper; and (v) the Company made excessive and unjustified compensation, change of control, non-compete and consulting payments to J. Steiner and certain other officers and directors.

4.     The Complaint claims the above-referenced allegations give rise to causes of action against all of the Individual Defendants for breach of their fiduciary duties of loyalty and good faith and for waste of corporate assets, and to causes of action for unjust enrichment against those of the Individual Defendants who received the alleged excessive and improper compensation, loans and other payments.

5.     Plaintiffs, on behalf of the Company, seek compensatory damages as a result of the alleged breaches of fiduciary duties and waste of corporate assets, and seek disgorgement by the recipients of the alleged excessive and improper compensation, loans and other payments.

6.     Fairchild was incorporated in October 1969, under the name of Banner Industries, Inc. In December 2002, Fairchild had three business segments: an aerospace fastener division (“Fairchild Fasteners”), an aerospace distribution division, conducted through its subsidiary Banner Aerospace, Inc. (“Banner”), and a real estate division. At the time of its sale in December 2002, Fairchild Fasteners was the Company’s largest division.

7.     Fairchild Fasteners manufactured and sold high-performance fastening systems used in the manufacture and maintenance of commercial and military aircraft. Fairchild Fasteners, along with the entire aviation industry, suffered a significant decline in business after the September 11, 2001 terrorist attacks. As a result, management became concerned that the Company’s fastener division would generate insufficient profit for the Company to meet covenants in its bank debt, and to service both its bank and bond debt. The public markets mirrored management’s concern and the Company’s bonds traded as low as 1/3 of face value. In the face of high leverage, and its continued concern about the future of the aviation industry, the Company determined that it should sell Fairchild Fasteners and fundamentally change its business focus.

8.     Over many months, J. Steiner approached all of the likely acquisition candidates for the fastener business and, ultimately, struck a deal with Alcoa Inc. On December 3, 2002, the Company completed the sale of Fairchild Fasteners to Alcoa, Inc. for approximately $657 million in cash, the assumption of certain liabilities, and an earnout which could yield up to an additional $50 million (the “Alcoa Transaction”). The Company used the proceeds from the Alcoa Transaction, to, among other things, repay virtually all outstanding debt, and acquire a new core business segment. To fill the void in the Company left by the sale of Fairchild Fasteners, in 2003 and 2004, through acquisitions in Europe and America, which management believed had significant opportunity for growth, the Company formed Fairchild Sports, its sports and leisure division, which is now the Company’s largest and most profitable business segment.

9.     The Company today is comprised of the Banner Business, the Company’s real estate division, and Fairchild Sports. Fairchild Sports is engaged in the design and retail sale of a broad range of technical accessories, clothing, and helmets for motorcyclists in Europe, and the design and distribution of such apparel and helmets in the United States. The Company has approximately 230 retail stores in Europe. The Banner business, the Company’s aerospace segment, stocks a wide variety of aircraft parts and distributes them to commercial airlines and air cargo carriers, fixed-base operators, corporate aircraft operators and other aerospace companies worldwide, and also manufactures airframe components. The Company’s real estate operations segment owns and leases a 450,000 square foot shopping center located in Farmingdale, New York, and owns and rents an improved parcel located in Southern California.

Compensation of the Steiners and Other Executive Officers

10.     J. Steiner is chairman and chief executive officer of the Company, and also serves as an executive and a manager of both Fairchild Switzerland and the Company’s wholly owned subsidiary Banner. In connection with these positions, J. Steiner’s responsibilities include business development, planning and strategic direction with respect to each of those entities.

11.     E. Steiner is the Company’s president and its chief operating officer. In connection with those positions, E. Steiner has high-level executive oversight and management responsibilities.

12.     J. Steiner, E. Steiner, Donald Miller and John Flynn are parties to employment agreements with the Company, and J. Steiner is also party to separate employment agreements with Banner and Fairchild Switzerland (collectively, the “Employment Agreements”). Explanations of the material provisions of the Employment Agreements are contained in the proxy statements issued by the Company prior to its annual meeting of stockholders. Copies of the Employment Agreements are listed as exhibits in the Company’s Annual Report on Form 10 K filed with the Securities and Exchange Commission.

13.     The Employment Agreements of J. Steiner and E. Steiner, as well as those of the other executive officers of the Company, and all amendments to those agreements, were initially presented to and considered by the Compensation and Stock Option Committee of the Board (the “Compensation Committee”), which at all relevant times was comprised of at least three non-employee directors of the Company. After approval by the Compensation Committee, the Steiners’ Employment Agreements and those of other executive officers were approved by the Board, with both Steiners abstaining.

14.     The Steiners and other executive officers of the Company are given annual performance goals (the “Annual Performance Goals”). The Annual Performance Goals for each fiscal year are pre-established and pre-approved by the Compensation Committee and the non-employee members of the Company’s Board, and performance-related bonuses may be awarded by the Board to the Steiners and other executive officers if and only if the Compensation Committee determines in its discretion that the Annual Performance Goals for that fiscal year have been met. The Annual Performance Goals are communicated to the Company’s stockholders, via its annual proxy through which the Company seeks approval of the goals by the Company’s stockholders. The Annual Performance Goals have been approved each year by a majority of the Company’s stockholders and, although not required, in most years, by more than a majority of the non-Steiner affiliated shares. Once the Annual Performance Goals are approved, eligible individuals may then be awarded performance bonuses by the Company if the Compensation Committee determines the targets are satisfied and the non-employee members of the Board approve the payment.

15.     Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (the “Code”), disallows corporate income tax deductions for compensation in excess of $1,000,000 unless that compensation is performance-based or otherwise qualified. The Company believes that the Compensation Committee structures the incentive compensation awards to J. Steiner, E. Steiner and certain of the Company’s other officers in a manner that complies with the Code’s requirements for performance-based compensation (the “Section 162(m) Requirements”) so that the Company is entitled to deduct such compensation. In compliance with the requirements of the Code, the Company submits the material terms of the performance goals to the Company’s stockholders for their approval.

16.     Pursuant to the Company’s Supplemental Executive Retirement Plan, the Company and its subsidiaries have paid J. Steiner advances on retirement benefits of approximately $5,829,633 (the “SERP Advances”), which he has earned for services rendered over the almost 20 years he has been employed. Before approving any SERP advance, the non-employee directors determine whether the individual is eligible under the Plan to draw funds from the SERP. In addition, in each instance where an individual is eligible, the non-employee directors have considered, and in connection with future advances, will consider, the possible economic impact on the Company of each SERP advance.

17.     In 2000, J. Steiner received a base salary of $2,061,554 and a bonus of $3,623,314. In 2001, 2002, 2003 and 2004 his base salary was increased to $2,500,005, with bonuses of $266,300 in 2001, $0 in 2002, $5,256,400 in 2003 and $0 in 2004 (together with J. Steiner’s salary, the “J. Steiner Compensation”). J. Steiner’s performance bonus in each of the foregoing years was disclosed to the Company’s stockholders. In 2003, the Compensation Committee determined that J. Steiner was not entitled to any incentive compensation in 2003 based upon the pre-set Annual Performance Goals, but J. Steiner should be awarded a bonus of $5,256,400 in 2003 (the “J. Steiner Alcoa Bonus”) as a result of the consummation of the Alcoa Transaction, which the Compensation Committee determined qualified as an “extraordinary transaction” under the Annual Performance Goals approved by the Company’s stockholders at a special meeting of stockholders held on November 21, 2002. Also in 2003, as a result of the consummation of the Alcoa Transaction and purportedly in accordance with his Employment Agreements, the Compensation Committee and the Board determined the Alcoa Transaction was a “Trigger Event,” entitling J. Steiner to an award of $6,280,000, fifty percent of which was paid in 2003 and fifty percent of which is to be paid upon termination of his Fairchild employment. This partial payment reduced the Company’s overall payment obligation to J. Steiner in connection with that Trigger Event.

18.     In 2000, E. Steiner received a salary of $565,386 and a bonus of $829,850. In 2001, 2002, 2003 and 2004, E. Steiner received a salary of $725,005, and bonuses of $217,500, $0, $2,299,675 and $0, respectively (collectively, the “E. Steiner Compensation”). E. Steiner’s performance bonus in each of the foregoing years was awarded pursuant to Annual Performance Goals approved by a majority of the Company’s outstanding stockholders and, although not required, for most years, by more than a majority of the Company’s non-Steiner affiliated stockholders. E. Steiner’s $2,299,675 bonus in 2003 (the “E. Steiner Alcoa Bonus”) was awarded as a result of the consummation of the Alcoa Transaction, which the Compensation Committee determined qualified as an “extraordinary transaction” under the Annual Performance Goals approved by the Company’s stockholders at a special meeting of stockholders held on November 21, 2002. Also in 2003, as a result of the Alcoa Transaction and in accordance with his Employment Agreement, the Compensation Committee and the Board approved a Fairchild Fasteners change of control award for Eric Steiner of $5,434,000, fifty percent of which was paid in January 2003 and fifty percent of which was paid in four equal monthly installments, with the first installment paid on March 3, 2003 and the last installment made on March 3, 2004.

19.     In 2000, John Flynn (“Flynn”), the Company’s Senior Vice President and Chief Financial Officer, received a salary of $285,595, and a bonus of $217,350. In 2001, 2002, 2003 and 2004, Flynn received salary amounts of $300,019, $336,425, $300,019 and $337,868 and bonuses of $125,000, $0, $1,399,837 and $0, respectively. Flynn’s $1,399,837 bonus in 2003 was awarded as a result of the Alcoa Transaction, which the Compensation Committee determined qualified as an “extraordinary transaction” under the Annual Performance Goals approved by the Company’s stockholders at a special meeting of stockholders held on November 21, 2002. Also in 2003, as a result of the Alcoa Transaction, and purportedly in accordance with his Employment Agreement, the Compensation Committee and the Board approved a change of control award for Flynn of $900,000, 50% percent of which was paid in January 2003, and 50% percent of which was paid in four equal payments commencing March 2003. The salaries, bonuses and Alcoa change of control payment to Flynn are collectively referred to as “the Flynn Compensation.”

20.     In 2000, Donald Miller (“Miller”), the Company’s Executive Vice President, General Counsel and Corporate Secretary, received a salary of $352,675 , and a bonus of $ 449,656. In 2001, 2002, 2003 and 2004, Miller received salary amounts of $375,003, $423,826, and $375,003 and $422,311 and bonuses of $125,000, $0, $1,399,837 and $0, respectively. Miller’s $1,399,837 bonus in 2003 was awarded as a result of the Alcoa Transaction, which the Compensation Committee determined qualified as an “extraordinary transaction” under the Annual Performance Goals approved by the Company’s stockholders at a special meeting of stockholders held on November 21, 2002. Also in 2003, as a result of the Alcoa Transaction, and purportedly in accordance with his Employment Agreement, the Compensation Committee and the Board approved a change of control award for Miller of $1,125,000, 50% percent of which was paid in January 2003, and 50% percent of which was paid in four equal quarterly payments commencing March 2003. The salaries, bonuses and Alcoa change of control payment to Miller are collectively referred to as “the Miller Compensation.”

Loans to Officers and Directors

21.     Since the mid-1980s and prior to the enactment of new SEC regulations and the Sarbanes-Oxley Act, the Company extended interest-free Insider Loans to purchase its Class A common stock to certain members of its senior management and to the members of its Board, for the purpose of encouraging ownership of its stock and to more fully align the individuals’ incentives with the interests of the Company and its stockholders as a whole. While the Company has discontinued the program, in accordance with their terms, certain of the Insider Loans remain outstanding. Before the Company discontinued this program, the Company’s use of these stock purchase plans was disclosed to the Company’s stockholders in the Company’s proxy statements. As of June 30, 2003, the remaining indebtedness of the Steiners under the Insider Loans was approximately $175,000 each, and the total amount owed to the Company by other officers and directors for the Insider Loans was approximately $1,508,000. The Company has confirmed that the outstanding balances on the Insider Loans are being repaid in accordance with the terms of the respective loans.

Employment of Members of the Steiner Family

22.     Since the early 1990s, the Company has employed certain members of the Steiner family, in particular, Natalia Hercot (“N. Hercot”) and Thierry Steiner (“T. Steiner”) (collectively, the “Steiner Family Employment”). T. Steiner served as an employee of the Company for four years and his employment with the Company ceased in 2003.

23.     N. Hercot has served in various capacities at the Company and its subsidiaries, including international coordinator, translator, manager and, currently, vice president. She also serves as statutory agent for subsidiaries of the Company, where required in certain European countries. Her current salary is Euro 37,440 per year. The Company believes that the replacement of N. Hercot by a third party with comparable skills would cost the Company considerably more than the amount paid to N. Hercot.

24.     While never an employee of the Company or any of its affiliates, Philippe Hercot, husband of N. Hercot (“P. Hercot”), serves as a director of Banner (the “P. Hercot Directorship”). P. Hercot has not received compensation for services as a director of Banner since its merger with the Company in 1999. P. Hercot also subleases a room in the Company’s Paris office for which he pays the Company arm’s-length rent (the “P. Hercot Lease”).

Reimbursement of J. Steiner’s Business Expenses

25.     J. Steiner’s business expenses are reviewed by the Company’s chief financial officer. When questions arise regarding the business purpose of any of those expense, the Company charges J. Steiner for the amount of the reimbursement for the questioned expenses until J. Steiner provides justification.

26.     During fiscal 2003, the transition period between July 1, 2003, and September 30, 2003, and in fiscal 2004, which ended September 30, 2004, the Company reimbursed J. Steiner $75,000, $140,000 and $286,000, respectively, each sum representing a portion of out-of-pocket costs he incurred personally in connection with business entertainment (the “J. Steiner Business Expenses”). The Company has confirmed that these amounts were expended by J. Steiner in the course of his solicitation of business and maintenance of existing business relationships involving the Company, and in seeking new opportunities for the Company.

27.     In August 2003, J. Steiner reimbursed the Company $258,000 for personal expenses that were paid on his behalf. In December 2004, J. Steiner reimbursed the Company $421,000 for personal expenses that were paid on his behalf. J. Steiner’s reimbursements to the Company were made in accordance with policies approved by the Board.

Use of Steiner-Affiliated Aircraft

28.     Due to the Company’s significant international presence and broad business base, employees and executives of the Company are often called upon to travel extensively. In order to facilitate such travel, the Company historically owned planes, or used chartered aircraft. During certain periods, the Company chartered for business travel an aircraft owned by an affiliate of J. Steiner (the “Steiner Aircraft”). The cost for the flights charged to the Company by the J. Steiner affiliate for business-related travel was 95% of comparable rates to those charged in arm’s-length transactions between unaffiliated third parties, with the remaining 5% representing a discounted prepayment. The total amount paid by the Company in fiscal 2003 was $568,000, all of which was included as a down-payment at June 30, 2003, year end as against predictable future use of the aircraft. By agreement, between the Board and J. Steiner, the Company will no longer use Steiner-affiliated aircraft.

29.     The Company has also, from time to time, paid for a chartered helicopter used for business-related travel, the owner of which was a company affiliated with J. Steiner (the “Steiner Helicopter”). The Company’s cost for business-related helicopter flights was 95% of comparable rates charged in arm’s-length transactions between unaffiliated third parties, with the remaining 5% representing a discounted prepayment. The total amounts paid by the Company for the business-related flights on the Steiner Helicopter were approximately $308,000 and $143,000 in 2003 and 2001, respectively. No amounts were paid in 2002. By agreement between the Board and J. Steiner, the Company will no longer use a Steiner-affiliated helicopter.

Related-Party and Corporate Real Estate Transactions

30.     The Company historically paid third parties for the maintenance and upkeep of an apartment in Paris, France, used by the Company from time to time for business-related travel by E. Steiner and other executives (the “Paris Apartment”). The owner of the apartment was a company controlled by affiliates of the Steiners and their family. The Steiner affiliate charged the Company no rent for the use of the Paris Apartment. The Company believed that the expenses it paid for the Paris apartment were significantly less than the rental and expenses of similar accommodations for business-related travel because of the affiliation of the owner of the apartment with the Steiners and the fact that the Company was not charged rent. The Company no longer uses the Paris Apartment. The total amounts paid by the Company for the Paris apartment expenses were approximately $43,000, $66,000, $7,000, $25,000 and $22,000 in 2004, the transition period in 2003, 2003, 2002 and 2001, respectively. The Company also spent $34,400, $35,260, $34,020, and $20,700 during fiscal 2004, 2003, 2002, and 2001, respectively, in connection with the provision of security personnel at the Steiner family residence in France (the “Steiner Family Security”), where J. Steiner entertains current and prospective business associates.

31.     The Company has engaged in other related-party transactions in the past several years with companies that are affiliated with the Steiners and the Steiner family, including the leasing of space in the Company’s New York office to an entity in which J. Steiner was a minority investor (the “New York Lease”), the construction of a business office in J. Steiner’s home (the “J. Steiner Home Office”), the construction of a business office in E. Steiner’s home (the “E. Steiner Home Office”), the 1996 reimbursement of E. Steiner for the use of Company vehicles and for his children’s tuition (the “E. Steiner Reimbursements”) due to his relocation to California, and the rental during fiscal year 2000 and part of fiscal years 1999 and 2001 of three apartments in a Company-owned building in London, England (the “London Apartments”) to J. Steiner at arm’s-length rent, net of broker’s commission.

The Alcoa Transaction

32.     On December 3, 2002, the Company completed the Alcoa Transaction. The Alcoa Transaction was disclosed to and approved by the Company’s stockholders at a Special Meeting held on November 21, 2002 (the “Special Meeting”).

33.     Because of both J. Steiner’s and E. Steiner’s experience and expertise in the aerospace industry, and specifically with respect to the fastener business, and J. Steiner’s personal contacts with senior executives in the European aerospace industry, Alcoa insisted upon entering into a non-competition and consulting agreement with the Steiners. In consideration for the Steiners’ promises to (i) refrain from competing with the fastener business and (ii) provide consulting services to Alcoa in connection with the operations of the fastener business, the Steiners entered into a Non-Competition and Consulting Agreement with Alcoa pursuant to which Alcoa agreed to pay the Steiners fees totaling $5 million (in the aggregate) over a four-year period (the “Alcoa Non-Competition Agreement”). The agreement became effective on December 3, 2002, on the closing date for the sale of Fairchild Fasteners to Alcoa Inc.

34.     Both of the Steiners, Flynn and Miller received payments in connection with the sale of Fairchild Fasteners to Alcoa (the “Alcoa Change-in-Control Awards”), purportedly pursuant to provisions contained in their respective Employment Agreements that were triggered by the sale of the Company’s assets to Alcoa. In connection with the Alcoa Change-in-Control Awards to the Steiners, Flynn and Miller as a result of the Alcoa Transaction, their respective employment agreements were amended to provide for their relinquishment of any future change of control payments. The Alcoa Change-in-Control Awards and bonuses available to top Fairchild executives in connection with the Alcoa Transaction were examined and recommended by an independent expert, and counsel advised the Company that the Company had become obligated to make the change in control payments prior to the awards.

35.     In connection with the Alcoa Transaction, Alcoa demanded that the Company make a post-closing balance sheet adjustment which, if accepted by the Company, would entitle Alcoa to over $8 million. The Company rejected the adjustment and, in response, Alcoa withheld payment of a portion of the amount due to the Company for 2003 commercial aircraft deliveries. The Company filed a claim against Alcoa in this regard (the “Alcoa Dispute”), which was then submitted to BDO Seidman, LLP (“BDO”) for arbitration. On February 18, 2005, BDO resolved the Alcoa Dispute in favor of the Company, finding that the $8.057 million adjustment Alcoa demanded was inappropriate and denying Alcoa’s request for reformation of the acquisition agreement entered into by Alcoa and the Company.

Changes in Independent Auditors

36.     In May 2002, upon the recommendation of its Audit Committee, the Company’s Board dismissed Arthur Andersen LLP (“Arthur Andersen”) which had been its independent auditor for over 30 years and engaged Ernst & Young LLP (“Ernst & Young”) because Arthur Andersen was no longer in a position to audit its accounts worldwide. The Company reports that there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in their report on the Company’s financial statements, or any reportable events that gave rise to this change in auditor.

37.     In May 2003, Ernst & Young announced that it intended to resign as the Company’s independent auditor and informed the Company that the reasons for its action were not related to any disagreements on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedures. In June 2003, the Company engaged KPMG LLP as Ernst & Young’s replacement (together with the change in auditor from Arthur Andersen to Ernst & Young, the “Changes in Auditors”).

Advancement of J. Steiner’s Litigation Expenses

38.     The Company has advanced to J. Steiner expenses incurred by him in his defense of the French Litigation. J. Steiner was accused of having facilitated and benefited from the misuse of funds committed by a former official of Elf Acquitaine, a French petroleum company. The French authorities commenced an investigation into the matter in June 1996. J. Steiner was summoned as a witness in September 1996. The Company provided a surety for J. Steiner and paid J. Steiner’s expenses in connection with this matter, which together totaled approximately $5.5 million. J. Steiner has undertaken to repay the surety and expenses paid by the Company on his behalf if it is ultimately determined that he was not entitled to indemnification under Delaware law.

39.     In late 2003, all of the charges pending against J. Steiner in the French Litigation, except for one, were dismissed. With respect to the one charge not dismissed, the French court suspended sentence and ordered that he pay a fine of Euro 500,000.

40.     Steiner and his counsel have repeatedly informed the Board of his belief that his involvement in the French Litigation is a direct result of actions he took on behalf of Fairchild’s subsidiary, RHI Holdings, Inc. (“RHI”), to recover for RHI $15 million that RHI was owed pursuant to a transaction that RHI, then known as Rexnord Holdings, Inc., entered into with an individual, and his affiliate, who also became involved in the French Litigation. After attempting, without any success, to induce repayment through traditional business channels, J. Steiner caused RHI to commence a series of legal actions in the United States and France in order to collect the amounts owed to RHI. While the amounts owed ultimately were recovered in full, more than half of the recovery came from French financial institutions and Elf Acquitaine. J. Steiner believes that the successful pursuit of recovery from these parties, which had significant negative economic and political ramifications within France, led the executives of Elf Acquitaine and the French authorities to retaliate by involving him as a defendant in the French Litigation.

41.     On December 12, 2003, a previous special committee composed of the non-employee directors of the Board, which was then comprised of Messrs. Lebard and Richey, met telephonically to discuss issues arising from the French court’s finding with respect to the one charge which was sustained against J. Steiner. The non-employee members of the Board subsequently adopted, in December 2003, resolutions approving the formation of a special committee of the Board (the “Special Committee”), which is comprised of all of the independent members of the Company’s Board, to review the impact upon the Company of the French Litigation and whether the Company should indemnify J. Steiner for his litigation costs.

42.     On October 15, 2004, Fairchild became aware of Plaintiffs’ draft complaint relating to, among other things, the Company’s advancement of J. Steiner’s legal fees in connection with the French Litigation; the Insider Loans; payments made to Fairchild officers and directors in connection with the Alcoa Transactions; the employment of Steiner family members; compensation and reimbursement of expenses of J. Steiner and E. Steiner; and the Company’s use of the Steiner Aircraft and Helicopter.

43.     On October 19, 2004, Frank Noto (“Noto”), a plaintiff in the subsequently-filed Delaware litigation, served upon Fairchild at its principal place of business a written demand (the “Inspection Demand”), in which Noto demanded to inspect and make copies of certain books and records of Fairchild relating to the matters addressed in the draft complaint. Plaintiffs’ counsel subsequently determined that there was sufficient information available in the public record to enable Plaintiffs’ counsel to draft a particularized derivative complaint.

44.     On or about November 11, 2004, Plaintiffs’ counsel and the Company’s counsel met to discuss, among other things, Plaintiff Noto’s potential derivative claims on behalf of the Company. At this meeting, Plaintiffs’ counsel advised the Company’s counsel that Plaintiff Noto would seek, among other things, an order requiring J. Steiner to reimburse the Company for all of the legal fees advanced on his behalf in connection with the French Litigation.

45.     On November 16, 2004, Plaintiffs’ counsel provided the Company’s counsel with a copy of the draft derivative complaint that Plaintiffs’ counsel intended to file. Plaintiffs’ counsel also requested certain discovery, including, but not limited to, the production of certain documents and the depositions of certain Fairchild officers and directors.

46.     On November 18, 2004, Plaintiff’s counsel filed the Complaint in substantially the same form as the draft complaint provided to the Company’s counsel on November 16, 2004.

47.     At the time the Action was commenced, the Special Committee was reviewing issues arising from the French Litigation and also was examining other Steiner-related issues, including some of the transactions described in the Complaint. In connection with its review of the French Litigation, the Special Committee has been advised by Hunton & Williams LLP, which has no affiliations with the Company or the Steiners, but which had performed work in 1997 for a previous special committee of the Board.

48.     The Special Committee and its advisors have examined information relating to the French Litigation from a variety of sources, including voluminous documents and extensive interviews, and met on numerous occasions to review and analyze that information.

49.     While the Special Committee’s review of the French Litigation is ongoing, the Special Committee has concluded that there may well be a connection between the negative fallout in France from J. Steiner’s successful recovery of the amounts owed RHI and the pursuit of J. Steiner as a defendant in the French Litigation. Nevertheless, because the Special Committee had not received definitive evidence of the connection between the RHI recovery and the French Litigation, the Special Committee determined to explore a possible resolution which would include a partial payment by J. Steiner to the Company of the amounts advanced and paid on his behalf in connection with the French Litigation.

The Parties Negotiate a Settlement

50.     Following the filing of the Complaint, the Special Committee and the Company’s counsel in the Delaware Litigation determined to pursue simultaneous negotiations with the Steiners and Plaintiffs’ counsel in the Delaware Litigation to reach a global settlement of the issues. Prior to the commencement of the Action, the Special Committee had not succeeded in reaching an agreement with the Steiners.

51.     On November 23, 2004, Gerard, who the Special Committee appointed as its chairman, had a lengthy meeting with J. Steiner to present proposals to J. Steiner on behalf of the Special Committee, including proposals in connection with the French Litigation. No agreement was reached. Separately, the Company’s counsel approached Plaintiffs’ counsel regarding the potential settlement of the Action.

52.     On November 24 and 26, 2004, Gerard again spoke with J. Steiner and had discussions regarding the proposed settlement terms Gerard advanced at their earlier meeting. No agreement was reached. At the same time, separate settlement negotiations were continuing between the Company’s counsel and Plaintiffs’ counsel in the Delaware Litigation.

53.     On November 29, 2004, following further settlement negotiations that day between Gerard and J. Steiner, the Special Committee determined to present a settlement framework to the Steiners which was intended to address the Special Committee’s concerns and the demands of Plaintiffs’ counsel in the Delaware Litigation. Further settlement negotiations and discussions among counsel for the Special Committee, the Company, J. Steiner and Plaintiffs in the Delaware Litigation occurred during December 2004 and early 2005.

54.     In the Delaware Litigation, the Defendants produced over 15,000 pages of documents in the course of document production, and, after reviewing the documents, Plaintiffs’ counsel conducted the depositions of Gerard, chairman of the Special Committee and J. Steiner. Both before and after the depositions, Plaintiffs’ counsel, the Company’s counsel and the Special Committee discussed possible terms for a settlement. Throughout the settlement discussions, the demands of Plaintiffs’ counsel in the Delaware Litigation were communicated to and considered by the Special Committee, J. Steiner and the Company. During early 2005, the Special Committee, the Company, the Steiners and Plaintiffs in the Delaware Litigation reached a tentative global agreement on the terms of a settlement.

REASONS FOR THE SETTLEMENT

55.     Prior to and throughout the duration of the Action, Plaintiffs’ counsel conducted a thorough investigation into the substance of the claims asserted in the Action, including analyzing documents obtained through discovery and publicly available sources, analyzing applicable case law and other authorities, and conducting confirmatory discovery.

56.     The Special Committee and Plaintiffs have independently considered the terms of the Settlement and believe that settlement of the Action, subject to the terms herein, is desirable and in the best interests of the Company and its stockholders because of, among other things, the negative fallout to the Company in the marketplace, the substantial expense and the risks of continued litigation in the Action and the desirability of permitting the Settlement to be consummated as provided by the terms of the Stipulation. Based on this thorough investigation, the additional facts developed in discovery, the events, negotiations and agreements described above, and analysis of applicable law, Plaintiffs and their counsel have concluded that the terms and conditions of the Settlement are in the best interests of the Company and its stockholders.

57.     The Company and the Individual Defendants have denied, and continue to deny, any liability or wrongdoing with respect to any and all claims alleged in the Action or otherwise. Without conceding any infirmity in their defenses to the claims asserted in the Action, the Company and the Individual Defendants consider it desirable that the Action be dismissed, subject to the terms and conditions herein, because the Settlement will eliminate the substantial burden, expense, inconvenience and distraction of continued litigation in the Action and will dispel any uncertainty that may exist as a result of the Action.

THE SETTLEMENT TERMS

58.     In consideration for the full and final settlement and dismissal with prejudice of the Action, and within forty-five (45) days after Final Approval of the Settlement (as defined below), the parties to this Stipulation have agreed to the following terms:

(a)	J. Steiner will make a payment of $1,500,000 to the Company as reimbursement for legal expenses advanced on his behalf in connection with the French Litigation, which amount will be advanced to J. Steiner from his SERP (the “Reimbursement”);

(b)	the Board will adopt a bylaw specifying, in the form set forth below, that any proposed transactions between the Company and any director or officer of the Company (or any entity controlled by an officer or director of the Company) will be submitted for approval to the Conflict Committee (which is a committee that will be comprised of three disinterested directors of the Company who are not officers or employees of the Company) and will be approved by the Board only with the prior recommendation of the Conflict Committee. The new bylaw shall provide as follows:

Conflict Committee

Section 11A. The corporation shall have a conflict committee (the “Conflict Committee”) consisting of not less than three members of the board of directors of the corporation who are not officers or employees of the corporation. The members of the Conflict Committee shall be designated by the board of directors. Subject to Section 14 of Article III of these Bylaws and to the fullest extent permitted by law, the Conflict Committee shall have authority to exercise, by a meeting or by the unanimous written consent of its members, all the power and authority of the board of directors in connection with approving and authorizing proposed transactions between the corporation and any director or officer of the corporation (or any entity controlled by any director or officer of the corporation) (each, a “Conflict Transaction”). With respect to any Conflict Transaction that is required to be submitted to the stockholders of the corporation for approval, the Conflict Committee shall have the authority to propose to the entire board of directors, for its consideration, what action, if any, should be taken by the corporation with respect to such Conflict Transaction;

(c)	J. Steiner and the Company shall amend his Employment Agreement to provide that J. Steiner’s current term of employment with the Company will be reduced by half to a two-and-one-half (2.5) year rolling term, and his base salary from the Company and all its subsidiaries will be reduced by twenty percent (20%) (computed to include an amount equal to $150,000, which is equal to one year’s premium on split dollar life insurance policies insuring his life);

(d)	the Board shall reconfirm the Company’s policy that the Company will not lease any aircraft or helicopters from Steiner-related entities;

(e)	the Company and J. Steiner shall execute an agreement confirming that the Company’s obligations under J. Steiner’s split-dollar life insurance policy are irrevocably released;

(f)	the Company and J. Steiner shall execute an agreement confirming that the Company and J. Steiner irrevocably release each other from any and all obligations for any matters arising out of or relating to the French Litigation; and

(g)	E. Steiner and the Company shall amend his Employment Agreement to provide that E. Steiner’s current term of employment with the Company will be reduced by a year to a two (2) year term and his base salary will be reduced by fifteen percent (15%) (computed to include an amount equal to $40,000, which is equal to one year’s premium on split dollar life insurance policies insuring his life).

59.     Upon Final Approval and compliance with the terms described herein, and subject to the contingencies contained herein, the Company, the Individual Defendants and each of the other Released Persons shall be deemed to be released and forever discharged from all of the Settled Claims.

60.     If any claims that are or would be subject to the release and dismissal contemplated by the Settlement are asserted against any person in any court prior to Final Approval of the Settlement, the parties to the Delaware Litigation shall join, where possible, in any motion to dismiss or stay such proceedings.

DISMISSAL AND RELEASE

61.     It is the intent of the parties to the Action that the proposed Settlement, if the Court approves it, shall extinguish for all time completely, fully, finally and forever compromise, settle, release, discharge, extinguish and dismiss with prejudice, upon and subject to the terms and conditions set forth herein, all rights, claims and causes of action that are or relate to the Settled Claims against the Company and any of the Released Persons and that the Company and the Individual Defendants and each of the other Released Persons shall be deemed to be released and forever discharged from all of the Settled Claims. For purposes of the Settlement,

(a)	“Final Approval” means the point at which the Order and Final Judgment approving the Settlement becomes final and unappealable, whether by exhaustion of any possible appeal, lapse of time, writ of certiorari or otherwise;

(b)	“Released Persons” means (i) the Company and its parent entities, predecessors, associates, general or limited partnerships, limited liability companies, affiliates or subsidiaries, past and present, and each and all of their respective past, present or future officers, members, directors, stockholders, agents, representatives, employees, attorneys, financial or investment advisors, advisors, consultants, auditors, accountants, investment bankers, commercial bankers, trustees, engineers, agents, insurers, co-insurers and reinsurers; and (ii) the Individual Defendants and their respective heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, personal or legal representatives, estates and administrators; in each instance whether or not they were named, served with process or appeared in the Action; and

(c)	“Settled Claims” means all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state statutory or common law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of Plaintiffs, derivatively by any other past or present stockholder of the Company or the Company, or by their or its predecessors, successors or assigns (or any person claiming by, through, in the right of or on behalf of them or the Company by subrogation, assignment or otherwise), whether legal, equitable or any other type, which have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, practices, conduct, transactions, matters, acts, occurrences, statements, representations, misrepresentations or omissions, or any fees, expenses or costs incurred in prosecuting, defending or settling the Action, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved or set forth in, or referred to or otherwise related, directly or indirectly, in any way to, the Action or the subject matter of the Action, and including, without limitation, any claims in any way related to (i) the Settlement and this Stipulation, (ii) the fiduciary obligations of the Individual Defendants or Released Persons in connection with the allegations made in the Complaint, (iii) the French Litigation and the amounts advanced to or paid on behalf of J. Steiner by the Company in connection therewith, (iv) the Insider Loans, (v) the Employment Agreements, (vi) the Annual Performance Goals, (vii) the Section 162(m) Requirements, (viii) the J. Steiner Compensation, (ix) the E. Steiner Compensation, (x) the J. Steiner Alcoa Bonus, (xi) the E. Steiner Alcoa Bonus, (xii) the Alcoa Transaction and all matters related to the Special Meeting, (xiii) the Steiner Family Employment, (xiv) the J. Steiner Business Expenses, (xv) the Steiner Aircraft, (xvi) the Steiner Helicopter, (xvii) the New York Lease, (xviii) the Paris Apartment, (xix) the London Apartments, (xx) the J. Steiner Home Office, (xxi) the E. Steiner Reimbursements, (xxii) the Alcoa Non-Competition Agreement, (xxiii) the Alcoa Change-in-Control Awards, (xxiv) the Flynn Compensation, (xxv) the Miller Compensation, (xxvi) the Alcoa Dispute, (xxvii) the Changes in Auditors, (xxviii) the SERP Advances and the Reimbursement, (xxix) the Steiner Family Security, (xxx) the P. Hercot Directorship, (xxxi) the P. Hercot Lease, (xxxii) the E. Steiner Home Office, (xxxiii) the negotiations and approval of the Settlement by the Special Committee on behalf of the Company, (xxxiv) the disclosures by the Company or any of the Released Persons of the matters described in the Complaint, and (xxxv) any disclosures or alleged misrepresentations or omissions that were made or allegedly not made by the Company or any of the Released Persons regarding the subject matter of the Action, the Settlement or any other matters described or alleged in the Complaint or this Stipulation; provided, however, that the Settled Claims shall not include the right to enforce the terms of this Stipulation.

INJUNCTION

62.     The Court has ordered that pending final determination of whether the Settlement should be approved, the parties to the Action are enjoined and barred from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action or proceeding asserting any Settled Claims against any Released Person.

PROCEDURES

63.     The effective date of the Settlement shall be the date on which the Order of the Court approving the Settlement of the Action becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, writ of certiorari, lapse of time or otherwise. If the Court does not approve the Stipulation, or the Settlement is terminated or does not become effective for any reason whatsoever, the Action shall proceed, completely without prejudice to any party as to any matter of law or of fact (including the appropriateness of any certification of the class), as if the Stipulation had not been made and had not been submitted to the Court, and the Stipulation shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Action, and neither the Stipulation, nor its contents, nor any action undertaken pursuant thereto shall be admissible in evidence or shall be referred to for any purpose in the Action or in any other litigation or proceeding.

64.     If the Court approves the Settlement, the Action and the Settled Claims will be dismissed on the merits with respect to all Defendants and with prejudice against the Company, Plaintiffs and all of the Company’s stockholders. Such release and dismissal will bar Plaintiffs, Fairchild’s stockholders, the Company and anyone claiming through or for the benefit of any of them, from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action or other proceeding, in any forum, asserting any Settled Claims.

RELEASE OF UNKNOWN CLAIMS

65.     The releases contemplated in the Settlement and the Stipulation extend to claims that the parties granting the release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, which if known might have affected the Releasing Parties’ decision to enter into the release; the Releasing Parties shall be deemed to relinquish, to the extent applicable and to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code; and the Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

ATTORNEYS’ FEES

66.     Plaintiffs in the Action and their counsel intend to petition the Court for an award of fees and reimbursement of Plaintiffs’ reasonable expenses incurred in connection with the Action (in the total amount of $575,000) (the “Fee Application”). Defendants in the Action agree to take no position regarding the Fee Application. Fairchild, on behalf of and for the benefit of the other Defendants in the Action, agrees to pay any final award of fees and expenses by the Court up to the amount of the Fee Application. Final resolution by the Court of the Fee Application shall not be a precondition to the dismissal of the Action in accordance with the Stipulation.

67.     The Fee Application may be considered separately from the proposed Settlement of the Action. Fairchild shall pay any fees and expenses awarded by the Court in the Action to Plaintiffs’ counsel in the Action within twenty (20) business days after the date on which the Final Order is deemed to have received Final Approval.

THE SETTLEMENT HEARING

68.     The Court has scheduled a Settlement Hearing which will be held on May 18, 2005 at 10:00 a.m., at the New Castle County Courthouse, 500 King Street, Wilmington, Delaware 19801, to:

(a)	approve the Settlement pursuant to the Chancery Court Rule 23.1 as fair, reasonable, adequate and in the best interests of Fairchild’s stockholders;

(b)	enter an Order and Final Judgment dismissing the Action with prejudice, each party to bear its or his own costs, and release and enjoin prosecution of any and all Settled Claims;

(c)	consider the application of Plaintiffs’ counsel for an award of attorneys’ fees and expenses; and

(d)	hear other such matters as the Court may deem necessary and appropriate.

69.     The Court reserves the right to adjourn the Settlement Hearing, including consideration of the application for attorneys’ fees and costs, without further notice other than by announcement at the Settlement Hearing or any adjournment thereof.

70.     The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modifications as may be consented to by the parties to the Stipulation and without further notice to Fairchild’s stockholders.

YOUR RIGHT TO BE HEARD AT THE SETTLEMENT HEARING

71.     Any Current Fairchild Shareholder who wishes to object to the Settlement or any of the terms therein, the dismissal of the Action, the Order and Final Judgment to be entered approving the Settlement, or the Fee Application, or who otherwise wishes to be heard, may appear in person or through counsel at the settlement hearing and present evidence or argument that may be proper and relevant; provided, however, that no person other than counsel for Plaintiffs and Defendants shall be heard, and no papers, briefs, pleadings or other documents by any such person shall be received and considered by the Court (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless not later than ten (10) business days prior to the Settlement Hearing such person files with the Court:

(i)	a written notice of intention to appear;

(ii)	competent evidence that such person held shares of Fairchild stock as of March 24, 2005 and that the person continues to hold shares of Fairchild stock as of the date of the Settlement Hearing; and

(iii)	a statement of such person’s objections to any matters before the Court, the grounds therefor or the reasons for such person’s desiring to appear and be heard, as well as all documents or writings such person desires the Court to consider;

and, on or before the date of such filing, serves the same documents via first class mail or overnight delivery upon all of the following counsel of record:

Eric L. Zagar, Esquire
SCHIFFRIN & BARROWAY, LLP
280 King of Prussia Road
Radnor, PA 19087
(610) 667-7706
Counsel for Plaintiffs

Kevin G. Abrams, Esquire
RICHARDS, LAYTON & FINGER, PA
One Rodney Square
P.O. Box 551
Wilmington, DE 19899
(302) 651-7700
Counsel for The Fairchild Corporation
and Certain Individual Defendants.

Such objecting persons must also contemporaneously deliver a copy of all documents described above to the Register in Chancery, New Castle County Courthouse, 500 N. King St., Wilmington, Delaware 19801; and even if such persons do not appear at the Settlement Hearing, the Court will consider their written submissions. Unless the Court otherwise directs, no person shall be entitled to object to the approval of the Settlement, to any Order and Final Judgment entered thereon, to the Fee Application, or to otherwise to be heard, except by serving and filing a written objection and supporting papers and documents as prescribed above. Any persons who fail to object in the manner and within the time prescribed above shall be deemed to have waived the right to object (including the right to appeal) and forever shall be barred, in this proceeding or in any other proceeding, from raising such objection.

ORDER AND FINAL JUDGMENT OF THE COURT

72.     If the Settlement (including any modification thereto made with the consent of Plaintiffs, the Company and the Individual Defendants as provided for herein) is approved by the Court, the parties to the Settlement shall promptly request that the Court enter an Order and Final Judgment, which among other things:

(a)	approves the Settlement, adjudges the terms thereof to be fair, reasonable, adequate and in the best interests of the Company’s stockholders, and directs consummation of the Settlement in accordance with the terms and conditions of the Stipulation;

(b)	determines that the requirements of Rule 23.1 of the Chancery Court Rules and due process have been satisfied in connection with Notice to Fairchild’s stockholders;

(c)	dismisses the Action with prejudice as to Plaintiffs, the Company, the Company’s stockholders and all of the Individual Defendants extinguishing, discharging and releasing any and all Settled Claims as against the Company and the Individual Defendants, said dismissal subject only to compliance by the Company and the Individual Defendants with the terms of the Stipulation and any Order of the Court concerning the Stipulation, and permanently enjoining Plaintiffs, Fairchild’s stockholders, the Company and anyone claiming through or for the benefit of any of them, from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action or other proceeding, in any forum, asserting any Settled Claims, either representatively, derivatively or in any other capacity.

SCOPE OF THIS NOTICE AND FURTHER INFORMATION

73.     This Notice does not purport to be a comprehensive description of the Action, the allegations or transactions related thereto, the terms of the Settlement or the Settlement Hearing. For a more detailed statement of the matters involved in this litigation, you may inspect the pleadings, the Stipulation, the Orders entered by the Court of Chancery and other papers filed in the litigation, unless sealed, at the Office of the Register in Chancery in the Court of Chancery of the State of Delaware, New Castle County Courthouse, 500 N. King Street, Wilmington, Delaware 19801, during regular business hours of each business day. DO NOT WRITE OR TELEPHONE THE COURT.

NOTICE TO PERSONS OR ENTITIES HOLDING
RECORD OWNERSHIP ON BEHALF OF OTHERS

74.     Brokerage firms, banks and other persons or entities who are record owners of Fairchild, but not beneficial owners, are directed to send this Notice promptly to beneficial owners. If additional copies of this Notice are needed for forwarding to beneficial owners, any timely requests for such additional copies or provision of a list of names and mailing addresses of beneficial owners may be directed to In re Fairchild Corporation Stockholder Derivative Action, The Fairchild Corporation, c/o Donald Miller, 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102.

Dated: April 1, 2005	BY ORDER OF THE COURT: /S/ Dianne M. Kempski Register in Chancery